Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
June 30, 2010	Ginny Dunn
4:15 p.m. EDT	Associate Director, Corporate
Communications & Investor
Relations
EntreMed, Inc.
240.864.2643

ENTREMED ANNOUNCES REVERSE STOCK SPLIT

ROCKVILLE, MD, June 30, 2010 – EntreMed, Inc. (Nasdaq: ENMD), today announced that it has filed a certificate of amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-11 reverse stock split that will become effective with the open of trading on July 1, 2010.   The primary objective in affecting a reverse split is to better enable the Company to maintain the listing of its common stock on the NASDAQ Capital Market.  The Company’s common stock will continue trading on the NASDAQ Capital Market and will begin trading on a split-adjusted basis at the open of trading on Thursday, July 1, 2010.

At EntreMed’s Annual Meeting of Stockholder’s held on June 3, 2010, stockholders voted to approve a proposal authorizing the Board of Directors, at its discretion, to implement a reverse split at a ratio between 1-for-2 and 1-for-20 of the Company’s common stock without further action from stockholders, and as authorized, the Board of Directors has elected to effect a reverse split at the ratio of 1-for-11.

 “We appreciate the support of our stockholders in granting our Board of Directors the authority to affect a reverse split.  After in-depth consideration of our options, the Board determined that a reverse split of the Company’s stock is in the best interest of stockholders and is the appropriate next step in order to execute our clinical development objectives for ENMD-2076,” commented Michael M. Tarnow, Executive Chairman of EntreMed.  “By affecting a reverse stock split, the Company is better positioned to regain compliance with the NASDAQ listing rules.  Maintaining our listing on NASDAQ provides the Company with greater flexibility with respect to access to the capital markets.  We feel positive about the clinical results of ENMD-2076 thus far and maintaining our listing on NASDAQ affords us greater corporate opportunities to continue to financially and strategically support the development of ENMD-2076.”

Details of the Reverse Split

At the effective time of the reverse stock split, every 11 shares of EntreMed’s pre-split common stock, par value, $0.01 per share, will automatically be reclassified as and converted into 1 share of post-split common stock, par value, $0.01 per share.  As a result of the reverse split, the number of shares of outstanding common stock will be approximately 9.5 million, excluding stock options and unexercised warrants and subject to adjustment for fractional shares.  The reverse stock split will not affect any stockholder’s ownership percentage of EntreMed’s shares, except to the limited extent that the reverse stock split would result in any stockholder owning a fractional share.

It is expected that NASDAQ will append a “D” to the Company’s ticker symbol to indicate the completion of the reverse split and that after a 20 trading-day period following the reverse split, the ticker symbol will revert to “ENMD”.  In addition, shares of EntreMed common stock will also trade under a new CUSIP number effective July 1, 2010.

Additional information, including FAQ’s from our shareholders, can be accessed directly at www.entremed.com/Reverse-Split-FAQs.pdf and in the Company’s definitive proxy statement filed with the SEC on April 29, 2010.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under "Risk Factors," including  the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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